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                                                                Exhibit 10.49(a)

                          [BOSTON CHICKEN LETTERHEAD]

August 25, 1997

Saad Nadhir
1973 Keats Ct.
Highland Park, IL 60035

Dear Saad:

This letter is intended to confirm your compensation. Your base salary is $400,000 paid bi-weekly. Your annual bonus opportunity targets a range with a guaranteed floor of 50% of base pay and ceiling of 200% of base pay ($200,000 - 800,000). Payment of bonus in excess of 50% of base pay will be based on achievement of specific objectives.

The Board of Directors may approve a new stock option plan that will afford you the choice of exchanging any previously issued options that are priced above the current stock price, for new options at market price. Additionally, the Board may be granting you a new stock option grant of 500,000 shares vesting ratably over 3 years. Also, a restricted grant of 400,000 shares vesting ratably over 3 years may be approved by the Board.

On an on-going basis, the Company intends annually to award a combination stock option grant and restricted stock grant with at least 50% restricted stock, equal to 4 times base salary. Additionally, prior to December 31, 1997, the Compensation Committee of the Board will review jointly with you, a strategic plan for the Company and, based on acceptance of that plan, will consider granting you a one-time grant of stock options and/or restricted stock as additional incentive.

The Company also recognizes that this position will require you unwinding your planned move to California. The Company intends to reimburse you for expenses associated with the move, to include loss on sale, your second mortgage carrying cost beginning now, and gross-up of those expenses by 35%.

The company recognizes your need to retain separate counsel in connection with the defense of current or future litigation against or relating to the Company, and in which you are named as an individual defendant. The Company agrees to reimburse you for all reasonable expenses incurred by you, including legal fees, regarding such matters.

We're excited about your appointment as CEO effective October 1, 1997. In the interim, I look forward to working with you on a transition plan.

Sincerely,
/s/ Scott A. Beck
Scott A. Beck
Chairman
Boston Chicken, Inc.